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                                             Exhibit C1

NEES Energy, Inc.
Consolidated Statement of Cash Flows
(Thousands of Dollars)
For the Quarter Ended June 30, 1998
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                       $(1,648)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Depreciation and amortization                             71
     (Increase) decrease in accounts receivable and
      Unbilled revenue                                     (3,833)
     Increase (decrease) in inventory                      (3,363)
     (Increase) decrease in prepaid and other
      current assets                                          404
     Increase (decrease) in accounts payable                  917
     Increase (decrease) in accrued liabilities             5,270
     Other, net                                              (314)
                                                         --------
Net cash provided by (used in) operating activities        (2,496)
                                                         --------


Investing activities:
  Investment in Weatherwise                                  (200)
  Acquisition of Northeastern Fuels fixed assets           (3,350)
                                                         --------
Net cash used in investing activities                      (3,550)
                                                         --------

Financing activities:
  Subordinated notes payable to parent-issues              12,629
                                                         --------

Net increase (decrease) in cash and cash equivalents        6,583

Cash and cash equivalents at beginning of period            5,223
                                                         --------

Cash and cash equivalents at end of period                $11,806
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